Exhibit 99.1

Arcimoto Reports First Quarter 2019 Financial Results and Provides Corporate Update

EUGENE, Ore., May 9, 2019 – Arcimoto, Inc.® (NASDAQ: FUV) — makers of the Fun Utility Vehicle® (FUV®), Rapid Responder™, and Deliverator™ — affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today provided a corporate update and announced financial results for the first quarter ended March 31, 2019.

The Company will be broadcasting a company update video as part of the webcast. The video can be viewed at this YouTube link.

Recent Highlights:

●	Pre-orders for the FUV increased to 3,883 units as of March 31, 2019, as compared to 3,217 units as of December 31, 2018, and 2,461 units as of March 31, 2018.
●	Arcimoto announced its flagship Fun Utility Vehicle, the FUV Evergreen Edition, with first customer deliveries targeted for June 2019. Arcimoto completed reservations for the first three months of planned production capacity of 100 vehicles, including the collection of $5,000 non-refundable reservation fees.
●	The Company introduced two additional, purpose-built vehicles on the Arcimoto platform, the Rapid Responder for emergency and security services, and the Deliverator for local and last-mile delivery.
●	Arcimoto secured $3.4 million common stock only registered direct financing in March 2019 with a single institutional investor, as well as $0.9 million in an unregistered financing in January 2019 with four investors.
●	The FUV was showcased at several notable industry events across the country, including the Consumer Electronic Show (CES) in Las Vegas, as well as the 31st Annual ROTH Investor Conference in Dana Point, CA.
●	The FUV was featured on several top-tier media outlets, including Bloomberg Business Week, Forbes and The Drive.

Management Commentary

“2019 is the year Arcimoto will begin to deliver on its mission,” said Mark Frohnmayer, Founder and President of Arcimoto. “In the first quarter we made significant progress towards retail production readiness with the completion and deployment of 12 finalization test vehicles. At the same time, we began to demonstrate the wide flexibility of Arcimoto’s ultra-efficient vehicle platform with the introduction of the Rapid Responder for emergency and security services, and the Deliverator for local and last-mile delivery.”

“We are on the cusp of retail production and realizing a vision more than a decade in the making. I am incredibly proud of what our team has accomplished to-date, and we are all incredibly excited about the road ahead, as we push to right-size the footprint of vehicular transportation. We look forward to sharing our progress and details of the path ahead with our stakeholders,” concluded Frohnmayer.

First Quarter 2019 Financial Results

Total revenues in the first quarter of 2019 were $2,645 as compared to $656 in the first quarter of 2018. Sources of revenue in the first quarter of 2019 were merchandise sales and metal fabrication revenue.

The Company incurred an operating loss of $2.9 million in the first quarter of 2019, compared to $2.0 million in the first quarter of 2018. The Company incurred a net loss of $3.1 million, or ($0.20) per share in the first quarter of 2019, compared to a net loss of $2.0 million, or ($0.13) per share, in the first quarter of 2018.

The Company had $4.9 million in cash and cash equivalents as of March 31, 2019, compared to $4.9 million cash and cash equivalents as of December 31, 2018.

Earnings Webcast Details

Management will host an investor webcast at 2:00 p.m. PDT (5:00 p.m. EDT) on May 9, 2019, to discuss Arcimoto’s first quarter 2019 financial results, provide a corporate update, discuss the status of regulatory testing and vehicle production, and conclude with a Q&A from participants. To participate, please use the following information:

First Quarter 2019 Investor Webcast

Date: Thursday, May 9, 2019

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Webcast: https://zoom.us/webinar/register/WN__M9fKeMlTnuEu--8yd_kog

Please login to the webcast 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the IR section of the Arcimoto website at  https://www.arcimoto.com/investor/.

The Company will be broadcasting an earnings update video as part of the webcast. The video can be viewed at the Arcimoto YouTube channel at https://www.youtube.com/arcimoto.

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle, Rapid Responder, and Deliverator are some of the lightest, most affordable, and most appropriate electric vehicles suitable for everyday transport. For more information, please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to Evergreen deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

FUV@mzgroup.us

www.mzgroup.us

Public Relations Contact:

Susan Donahue

Managing Director

Skyya Communications

Main: 646-454-9378

pr@arcimoto.com

www.skyya.com